Exhibit 8.1

Significant Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
Orient Plus International Limited	British Virgin Islands
Power Ebang Limited	British Virgin Islands
Tower Lead Limited	British Virgin Islands
Ebonex International Limited (formerly known as Lucky Chance Global Limited)	British Virgin Islands
Ebang Communication Limited	British Virgin Islands
Summit King Limited	British Virgin Islands
Yibang Advanced Limited	British Virgin Islands
Redback Holdings Limited	Cayman Islands
Australia Ebon Pty Ltd	Australia
Ebonex Australia Pty Ltd	Australia
Ebonfx Australia Pty Ltd (formerly known as Compass Global Holdings Pty Ltd)	Australia
Ebon Financial Services Pty Limited	Australia
Ebon Operations Australia Pty Ltd	Australia
Redback Energy Holdings Pty Ltd	Australia
Redback Technologies Holdings Pty Ltd	Australia
Redback Operations Pty. Ltd.	Australia
Luceo Australia Pty Ltd	Australia
Luceo Management Pty Ltd	Australia
Ebon Solar Inc. (formerly known as Ebon Technology LLC)	United States
Ebon Global LLC	United States
Ebon Ventures I LLC	United States
Ebang Communications (HK) Technology Limited (formerly known as Hong Kong Bite Co., Limited)	Hong Kong
HongKong Ebang Technology Co., Limited	Hong Kong
HongKong Ebang Digital Technology Limited	Hong Kong
Ebang Digital Asset Custody Limited	Hong Kong
Ebang Digital Asset Management Limited	Hong Kong
Ebang Financial Services Limited	Hong Kong
Ebang Trust Limited	Hong Kong
Yibang Holdings (Hong Kong) Limited	Hong Kong
Yibang Advanced Technology (Hong Kong) Limited	Hong Kong
Hangzhou Ebang Shuotai Technology Co., Ltd.	PRC
Hangzhou Ebang Hongfa Technology Co., Ltd.	PRC
Zhejiang Ebang Communication Technology Co., Ltd.	PRC
Hangzhou Yibang Botong Technology Co., Ltd.	PRC
Hangzhou Ebang Shengye Technology Co., Ltd.	PRC
Hangzhou Ebang Hongkun Technology Co., Ltd.	PRC
Hangzhou Kunyuan Information Technology Co., Ltd.	PRC
Hangzhou Yibang Zhiyuan New Materials Co., Ltd.	PRC
Yibang New Materials (Inner Mongolia) Co., Ltd.	PRC